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                     U.S. Securities and Exchange Commission

                             Washington, D.C. 20549

                                    FORM 8-K

                Current Report Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934


                        Date of Report October 4, 2000.



                          NET MASTER CONSULTANTS, INC.
             (Exact Name of Registrant as specified in its charter)

                   Texas                                76-027334
       (State or other jurisdiction           (IRS Employer Identification No.)
     of incorporation or organization)

                   1001 Pennsylvania Ave., N.W. c/o Suite 600
                             Washington, D.C. 20004

                    (Address of principal executive offices)

                                  604-602-1717
                           (Issuer's telephone number)


                                       N/A
              (Former name, former address and former fiscal year,
                          if changed since last report)


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Item 5. Other Events

On October 3, Net Master Consultants, Inc. (the "Registrant") issued a press release reporting that it has entered into a letter of intent ("LOI") with Smart Card Technologies Co., Ltd. ("SCT") and its shareholders to acquire 100% of SCT, a private Japanese company in the business of developing and marketing Radio Frequency Identification ("RFID") tags and related biometric and smart card applications. Net Master intends to issue approximately 2.8 million shares of its common stock as consideration for 100% of SCT's outstanding shares. A finder's fee of 300,000 shares will be paid upon closing. The transaction is subject to completion of due diligence and final documentation.

SCT founded in 1998 and headquarter in Tokyo, Japan, develops, designs and manufactures RFID products, components and customized software solutions to meet the specialized needs of logistics applications. SCT has developed the world's smallest chip antenna that it integrates into its own products, and sells to third parties. It currently markets its products through business alliances with over 40 major Japanese corporations that include Tokyo Nohin Daiko, LITI, Toshiba, Tamura and Sanyo.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf of the undersigned thereunto duly authorized.

Net Master Consultants, Inc.

(Registrant)       By: /s/ Nora Coccaro

                   Nora Coccaro
                   President and Secretary


Date: October 4, 2000